For the fiscal period ended 6/30/05
File number 811-5186

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  American Skandia Trust AST PIMCO Total
Return Bond Portfolio

1.   Name of Issuer:
	France (Govt of)

2.   Date of Purchase
	2/23/05

3.   Number of Securities Purchased
	12,548.36

4.   Dollar Amount of Purchase
	$1,200,000

5.   Price Per Unit
	$95.63

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	HSBC Bank CCF

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Barclays Capital France SA
BNP Paribas Securities Services SA
Deutsche Bank AG
HSBC CCF
Credit Suisse First Boston (Europe)
IXIS CIB
JP Morgan
ABN Amro
Calyon Corporate & Investment Bank
Citigroup Global Markets Ltd
Dresdner Kleinwort Wasserstein
Goldman Sachs International
Lehman Brothers
Merrill Lynch International
Morgan Stanley
Natexis  Banques Populaires
Nomura International PLC
Royal Bank of Scotland